EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-162968, 333-167890, 333-183549 and 333-190550) and Form S-8 (Nos. 333-35151, 333-90428, 333-118546, 333-127574, 333-137954, 333-148660, 333-152862, 333-162610, 333-167515, 333-176365, 333-176366 and 333-190549 of our reports dated March 4, 2014 relating to the financial statements and effectiveness of internal control over financial reporting of Heron Therapeutics, Inc., included in the Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ OUM & Co. LLP

San Francisco, California

March 4, 2014